SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☒

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS, L.L.C.
WARREN G. LICHTENSTEIN
JACK HOWARD
JOHN QUICKE
JOHN MUTCH
HOWARD LEITNER
ANTHONY BERGAMO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED AUGUST 24, 2007

STEEL PARTNERS II, L.P.

_____, 2007

Dear Fellow Stockholder:

Steel Partners II, L.P. (“Steel Partners” or “we”) is the beneficial owner of an aggregate of 17,825,808 shares of Common Stock of Adaptec, Inc. (“Adaptec” or the “Company”), representing approximately 14.9% of the outstanding Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, Steel Partners does not believe that the Board of Directors of the Company is acting in the best interests of its stockholders.  We are therefore seeking your support at the annual meeting of stockholders (the “Annual Meeting”) scheduled to be held at _________________, on ________, ______ __, 2007, at __:___ __.M. (local time) for the following:

1.	To elect Steel Partners’ slate of five director nominees to the Company’s Board of Directors in opposition to five of the Company’s incumbent directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

Through the attached Proxy Statement, we are soliciting proxies to elect not only our five director nominees, but also the candidates who have been nominated by the Company other than _________, _________, _________, _________ and _________.  This gives stockholders the ability to vote for the total number of directors up for election at the Annual Meeting.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about _____, 2007.

If you have already voted a proxy card furnished by the Company’s management, you have every right to change your votes by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

Warren G. Lichtenstein
Steel Partners II, L.P.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Steel Partners’ proxy materials, please call
MacKenzie Partners, Inc. at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED AUGUST 24, 2007

ANNUAL MEETING OF STOCKHOLDERS
OF
ADAPTEC, INC.
_________________________

PROXY STATEMENT
OF
STEEL PARTNERS II, L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners” or “we”), is the largest stockholder of Adaptec, Inc., a Delaware corporation (“Adaptec” or the “Company”).  We are writing to you in connection with the election of five director nominees to the board of directors of Adaptec (the “Adaptec Board”) at the annual meeting of stockholders scheduled to be held at _________________, on ________, ______ __, 2007, at __:___ __.M. (local time), including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).  This proxy statement (the “Proxy Statement”) and the enclosed GOLD proxy card are first being furnished to stockholders on or about _________ __, 2007.

This Proxy Statement and the enclosed GOLD proxy card are being furnished to stockholders of Adaptec by Steel Partners in connection with the solicitation of proxies from Adaptec’s stockholders for the following:

1.
To elect Steel Partners’ director nominees, Jack L. Howard, John J. Quicke, John Mutch, Howard M. Leitner and Anthony Bergamo (the “Nominees”) to serve as directors of Adaptec, in opposition to five of the Company’s incumbent directors whose terms expire at the Annual Meeting.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

This Proxy Statement is soliciting proxies to elect not only our Nominees, but also the candidates who have been nominated by Adaptec other than _________, _________, _________, _________ and ________.  This gives stockholders who wish to vote for our Nominees the ability to vote for eight nominees in total.

Steel Partners, Steel Partners, L.L.C. (“Partners LLC”), Warren G. Lichtenstein and the Nominees are members of a group (the “Group”) formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

Adaptec has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as _________ (the “Record Date”).  The mailing address of the principal executive offices of Adaptec is 691 S. Milpitas Blvd., Milpitas, California 95035.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to Adaptec, as of the Record Date, there were _______ shares of common stock, $.001 par value per share (the “Shares”) outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, Steel Partners, along with all of the participants in this solicitation, were the beneficial owners of an aggregate of ________ Shares, which represents approximately ____% of the voting securities outstanding (based on the Company’s proxy statement).  The participants in this solicitation intend to vote such Shares (i) for the election of the Nominees and for the candidates who have been nominated by the Company other than _________, _________, _________, _________ and ________, and (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as described herein.

THIS SOLICITATION IS BEING MADE BY STEEL PARTNERS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF ADAPTEC.  STEEL PARTNERS IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH STEEL PARTNERS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

STEEL PARTNERS URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY ADAPTEC’S MANAGEMENT TO THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF STEEL PARTNERS’ NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO STEEL PARTNERS, C/O MACKENZIE PARTNERS, INC. WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF ADAPTEC, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Steel Partners, c/o MacKenzie Partners, Inc., in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to Steel Partners.  Remember, you can vote for our five independent nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions regarding your proxy,
or need assistance in voting your Shares, please call:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or
CALL TOLL FREE (800) 322-2885

BACKGROUND TO OUR SOLICITATION

Steel Partners is currently the beneficial owner of 17,825,808 Shares, representing approximately 14.9% of the issued and outstanding voting securities of Adaptec.

On May 29, 2007, Steel Partners delivered a letter to the Adaptec Board in which Steel Partners expressed its concern with the direction in which the Company is headed and Steel Partners requested to discuss with the Company immediate minority representation on the Adaptec Board, including representation on the Transaction Committee of the Adaptec Board.  In the letter, Steel Partners also expressed its concern with the Company’s “ill-conceived acquisitions during the past five years” and requested, as a signal of the Adaptec Board’s commitment to a successful turnaround, that the Adaptec Board agree not to commence further acquisitions until Steel Partners is granted representation on the Adaptec Board.  Steel Partners further stated that, without such a commitment, it would nominate a full slate of directors for election to the Adaptec Board at the Annual Meeting.

On June 25, 2007, Steel Partners delivered a letter to Adaptec nominating Jack L. Howard, John J. Quicke, John Mutch, Howard M. Leitner and Anthony Bergamo for election to the Adaptec Board at the Annual Meeting (the “Nomination Letter”).

Also on June 25, 2007, Steel Partners communicated to the Company its preference to settle the issue of minority representation on the Adaptec Board without the need for a proxy contest and that Steel Partners delivered the Nomination Letter to reserve its right to nominate the Nominees in the event the Company and Steel Partners do not reach an amicable settlement.

On June 25, 2007, Jack Howard of Steel Partners sent a message to Scott Mercer, the Chairman of the Adpatec Board, proposing that the Company (i) appoint Mr. Howard, Mr. Quicke and one other Nominee selected by the Company to the Adpatec Board, (ii) appoint either Mr. Howard or Mr. Quicke to the Adaptec Board’s Transaction Committee, (iii) hire a profit-improvement consulting firm to create a strategic plan to return the Company to profitability and (iv) propose at the Annual Meeting that stockholders vote to opt-out of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the Delaware General Corporation Law provides, in effect, that if any person acquires beneficial ownership of 15% or more of a corporation’s outstanding shares (thereby becoming an “Interested Stockholder”), the Interested Stockholder may not engage in a business combination with the corporation for three years thereafter, subject to certain exceptions. Mr. Howard further communicated to the Company Steel Partners’ belief in the long-term value of Adaptec and its desire to increase its ownership position in the Company to up to 25% of the outstanding Shares and that Steel Partners has no current intention to propose an acquisition of Adaptec.

On August 3, 2007, Steel Partners delivered a letter to Adaptec requesting, pursuant to Section 220 of the DGCL, a complete list of Adaptec’s stockholders and other corporate records in order to allow Steel Partners to communicate with Adaptec’s stockholders in connection with the election of directors to be submitted to a vote of the stockholders at the Annual Meeting, and any other matters as may properly come before the Annual Meeting (the “Steel 220 Demand”).

On August 10, 2007, the Company’s President and CEO, S. “Sundi” Sundaresh, delivered a letter to Steel Partners providing responses to Steel Partners’ settlement proposals previously communicated by Mr. Howard of Steel Partners to Mr. Mercer, Chairman of the Adpatec Board.  In the letter, Mr. Sundaresh expressed (i) the Adaptec Board’s willingness to add only one designee of Steel Partners to the Adaptec Board, (ii) that while the Adaptec Board is willing to consider appointing the Steel Partners’ designee to certain board committees, the Adaptec Board would not guarantee that the designee would be placed on the Transaction Committee, (iii) that the Adaptec Board will require Steel Partners to enter into a “standstill” agreement through the end of 2008 as a condition of adding a designee of Steel Partners to the Adaptec Board, (iv) that the Adaptec Board does not believe that it is in the interests of the Company’s stockholders that it propose and support a proposal to elect not to be governed by Section 203 and (v) the Adaptec Board’s willingness to hire a mutually agreed upon profit-improvement consulting firm.

On August 13, 2007, the Company delivered a letter to Steel Partners in response to the Steel 220 Demand in which the Company agreed to make available certain records requested in the Steel 220 Demand provided that Steel Partners signs and delivers a confidentiality agreement prior to the provision of such records.  In the letter, the Company expressed its belief that the scope of records requested in the Steel 220 Demand exceeds what the Company is required to provide under Section 220 of the DGCL or the scope of information that it would be appropriate for the Company to provide.  The letter further stated that the Company would only provide Steel Partners with certain materials it has requested in electronic format in such format if Adaptec itself holds the materials in electronic format and that Adaptec is not obligated to provide the information requested in the Steel 220 Demand that is not readily available to Adaptec.  The letter also requested that Steel Partners consent to these and other arrangements the Company was prepared to agree to with respect to the Steel 220 Demand.

On August 17, 2007, counsel to Steel Partners delivered a letter to the Company’s outside counsel expressing that although it believes that Steel Partners is entitled to receive all of the materials it requested in the Steel 220 Demand, in order to move forward without further delay, Steel Partners is prepared to sign an appropriate confidentiality agreement covering all materials the Company furnishes to Steel Partners in response to the Steel 220 Demand.  The letter further stated that Steel Partners counsel is not aware of any rule under Delaware law that would require Steel Partners to provide to the Company the consent requested by Mr. Sundaresh in his letter as a condition to sending the confidentiality agreement and requested that the Company forward Steel Partners counsel a form of the confidentiality agreement as soon as possible for review.

On August 20, 2007, Steel Partners delivered a letter to the Adaptec Board expressing that while the Company’s offer to add one of Steel Partners’ designees to the Board and the Adaptec Board’s willingness to hire a mutually agreed upon profit-improvement consulting firm represent a positive first step, Steel Partners was disappointed overall with the substance of the Adaptec Board’s response to Steel Partners’ proposals, and that Steel Partners does not believe that the Adaptec Board has adequately addressed the significant concerns and issues that Steel Partners has raised.  The letter further stated that Steel Partners’ sole interest in seeking minority representation on the Adaptec Board is to provide assistance to the Company in its next steps towards profitability and to ensure that the interests of the Adaptec Board and the Company’s stockholders are aligned and that the Adaptec Board’s offer of one board seat does not provide sufficient representation, in Steel Partners’ opinion, to protect stockholders’ interests.  Steel Partners stated its belief that the Adaptec Board be fixed at eight members and reiterated its request that the Adaptec Board include and recommend three of Steel Partners’ Nominees on the Company’s slate for election at the Annual Meeting, consisting of two representatives of Steel Partners - Jack Howard and John Quicke - and one other Nominee selected by the Adaptec Board.   In the letter, Steel Partners further requested that either Mr. Howard or Mr. Quicke be appointed to the Transaction Committee and that any significant transaction would require unanimous approval of all members of the Transaction Committee.  Regarding Section 203, Steel Partners reiterated its belief in the long-term value of Adaptec and that it had spoken to the Adaptec Board about increasing its ownership position in the Company to up to 25% of the outstanding Shares.  Steel Partners stated that if the Adaptec Board is unwilling to waive Section 203 on its own, then the Adaptec Board should put it to a stockholder vote at the Annual Meeting.

On August 23, 2007, Mr. Howard and Mr. Quicke participated in a meeting with the members of the Adaptec Board (the “Board Meeting”). The primary purpose of the Board Meeting was to further discuss Steel Partners’ specific proposals regarding representation on the Adaptec Board and Section 203 and for Messrs. Howard and Quicke to address certain questions from members of the Adaptec Board. During the Board Meeting, the Adaptec Board made it clear that it would not waive Section 203 for Steel Partners and that if Steel Partners wants to increase its ownership above 15% of the outstanding Shares, then it would have to do so without the Adaptec Board granting a waiver.

Steel Partners continues to believe that the Company’s Shares are undervalued and may proceed to acquire additional Shares that would result in Steel Partners increasing its ownership position in the Company above 15% of the outstanding Shares.

REASONS FOR OUR SOLICITATION

As the beneficial owner of 17,825,808 Shares, representing approximately 14.9% of the issued and outstanding voting securities, Steel Partners is the largest stockholder of the Company.  As such, we have one simple goal – to maximize the value of the Shares for all stockholders.

The Company would have you believe that this election contest is a means for Steel Partners intention to take control of the Company without paying a premium.   However, Steel Partners has commenced this election contest as a last resort to maximize stockholder value.  In fact, prior to nominating five individuals for election as directors, Steel Partners sought to initiate a dialogue regarding minority representation on the Adaptec Board.  We have repeatedly expressed to the Company our serious concerns that the Company may continue its unfortunate trend of conducting ill-conceived acquisitions, which we believe has led to significant erosion of stockholder value during the past five years.  We were seeking minority representation that would place us in a position to assist the Company in taking steps towards profitability and effecting a successful turnaround.  We only nominated a slate of five directors in order to reserve our rights in connection with the Annual Meeting in the event an amicable resolution could not be reached with the Company regarding minority representation, and only after the Company refused to commit to not undertaking any further acquisitions until Steel Partners has representation on the Adaptec Board.

Our Nominees, if elected, will comprise a majority of the Adaptec Board and will attempt to work constructively with other elected members of the Adaptec Board to pursue the options that they believe are in the best interests of the stockholders and which they believe will maximize stockholder value.  We are committed to safeguarding stockholder interests and helping to ensure that all efforts are being undertaken to maximize stockholder value.  We do not believe that the Company’s management team or the Adaptec Board have served the best interests of the Company’s stockholders, and we have serious questions as to whether the Adaptec Board can provide the best solutions to the Company’s current problems.  We also fear that the Company’s intrinsic value may continue to erode under the continued stewardship of current management and the Adaptec Board.

Given the Company’s poor track record, we believe that the Adaptec Board should not be trusted to assess acquisitions, growth investments, and product expansions while overseeing a restructuring plan.

Specifically, our concerns include the following:

•	Adaptec’s operational performance has deteriorated under management and the Adaptec Board;

•	Adaptec’s poor acquisition strategy and recent about-faces in strategic direction have resulted in further erosion to stockholder value;

•	Adaptec’s stock performance has lagged indices and peers; and

•	Adaptec has rewarded executive officers with excessive compensation packages and retention bonuses despite the Company’s poor performance.

Our Nominees are committed to working to improve the Company’s operational performance, closely monitoring and promoting the accountability of senior management and encouraging and overseeing efforts to maximize stockholder value.  The reasons why we believe you should vote for the Nominees is set forth in greater detail below.

ADAPTEC’S OPERATIONAL PERFORMANCE HAS DETERIORATED UNDER MANAGEMENT AND THE ADAPTEC BOARD

For the past ten quarters, the Company has lost money on an operational basis.  In fact, during fiscal years 2005 and 2006, the Company suffered total operating losses of approximately $188.4 million. Net revenue has declined from approximately $402.5 million in 2005 to approximately $255.2 million in 2007.  Gross margin has declined from 40% in 2005 to 32% in 2007.

We believe the Company’s research and development expenses are unreasonable in light of the Company’s operational failures and its inability to increase revenues. In the past three fiscal years alone, the Company has spent approximately $218 million on research and development. During that same period, the Company’s net revenue declined by almost $150 million.

In light of the Company’s dismal financial performance over the past five years coupled with the trend in declining operating margin, we have concerns about management and the Adaptec Board’s ability to implement a restructuring plan that will create significant profitability for the Company in order to maximize stockholder value.

ADAPTEC’S POOR ACQUISITION STRATEGY AND RECENT ABOUT-FACES IN STRATEGIC DIRECTION HAVE RESULTED IN FURTHER EROSION TO STOCKHOLDER VALUE

During the past five years, the Company has conducted acquisitions that have resulted in acquired technology intangibles and goodwill write-offs in excess of $175 million.  We believe that the Company’s acquisition strategy has resulted in significant deterioration to stockholder value.  Earlier this year on an earnings conference call, Mr. Sundaresh stated that the key to the Company’s turnaround is to undertake further acquisitions.  Given the Company’s poor financial performance and the recent history of ill-conceived acquisitions, we do not believe Mr. Sundaresh or the Adaptec Board should be trusted to conduct further acquisitions while stockholder value continues to erode.  Instead, we believe that Mr. Sundaresh and his management team should focus their efforts on the Company’s core RAID business.  Consider the following:

•
The Company acquired Snap Appliance, Inc. (“Snap Appliance”) in 2004 for approximately $100 million and acquired Eurologic Systems in 2003 for approximately $30 million.  The Company stated that its purpose for these two acquisitions was to build its Systems Business Unit, and the Company publicly stated that the Systems Business Unit would be the growth engine for the Company.  Along those same lines, in the Company’s Quarterly Report on Form 10-Q filed on August 9, 2004, the Company stated the following: “Our growth and future revenues remains largely dependent on the success of our external and networked storage solutions and, to a lesser extent, on our products addressing new technologies (i.e., Serial Attached SCSI, Serial ATA and iSCSI).”  The Snap Appliance acquisition proved, however, to be an ill-advised one.  Revenues from Snap Appliance’s products fell below expectations for the first three quarters after the acquisition.  In an about-face of strategic direction less than a year following the acquisition of Snap Appliance, the Company announced that it had hired Credit Suisse to assist in the sale process for the Company’s Systems Business Unit.  This is what Mr. Sundaresh had to say about this sale:  “It was a hard decision for us, but we feel that selling our systems business is the best move for the company and its shareholders as we take the necessary steps in Adaptec's recovery. This will allow us to focus our internal resources on capturing a leadership position in the emerging Serial ATA and Serial Attached SCSI markets.”

•
On June 29, 2004, the Company completed the acquisition of IBM’s i/p Series RAID component business line for a total purchase price of $49.3 million.  Then, on September 30, 2005, a little over a year later, the Company sold its IBM i/p Series RAID component business to IBM for approximately $22.0 million plus $1.3 million for certain fixed assets.  Mr. Sundaresh stated the following about the sale:  “In analyzing Adaptec’s various businesses, it became clear to us that delivering add-on products for IBM’s eServer iSeries and pSeries systems would not be a long term profitable business opportunity for Adaptec…Today’s agreement is part of our ongoing effort to improve Adaptec’s focus and execution on profitable business ventures.”  As a result of the IBM i/p Series RAID transaction, the Company recorded approximately  $26 million in losses on the sale of assets and impairment of related goodwill.

In fact, if we had not expressed our strong disapproval of the Company’s current acquisition strategy, we believe the Company’s management team and the Adaptec Board would have proceeded with the acquisition of Zantaz, an email archiving service provider, earlier this year.  We do not believe that the same management that has failed to deliver on any profitability or growth benchmarks during the past 2 ½ fiscal years should be trusted to make large-scale acquisitions and manage new business segments.  In light of the Company’s poor financial performance described in detail above, we agree with Morgan Keegan analyst Brian Freed’s statement in his May 11, 2007 research report that the Adaptec Board “has in our opinion not earned the right to spend shareholder money on the acquisition of new businesses.”  He further says “We believe the key to shareholder value is simple, a 100% focus on delivering the promise of profitability in the Company's core RAID business, not spending the Company's cash hoard on an acquisition because the task of profitability in the RAID business proved more difficult than first believed. We believe to do otherwise turns a deaf ear to the voice of shareholders, none of whom I have ever spoken with (and I have spoken to many) supports a large cash acquisition at this time.”

PERFORMANCE OF ADAPTEC’S COMMON STOCK HAS LAGGED INDICES AND PEERS

                We believe the stock price of a company is the ultimate report card for its management and its board of directors. Adaptec’s stock performance has fared poorly over the past five years.  We believe that the market price of the Shares does not accurately reflect the intrinsic value of the Company and that the Adaptec Board has not taken the necessary steps to close this value gap.  During the past three years alone, the Company’s stock price has decreased by almost 50%.

Adaptec’s stock performance fares just as poorly on a relative basis as on an absolute one:

•
During the period from March 31, 2002 to March 31, 2007, an investment in Adaptec would have lost approximately 71% of its value compared to a gain of more than 39% had the same investment been made in the NASDAQ Composite Index.

•
During the period from March 31, 2002 to March 31, 2007, an investment in Adaptec would have lost approximately 71% of its value compared to a gain of approximately 33% had the same investment been made in the NASDAQ Computer and Data Processing Index.

•	Between March 31, 2002 and March 31, 2007, Adaptec’s stock price has lost approximately 71% of its value.

The following table, which appears in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 6, 2007, highlights Adaptec’s poor stock performance.

	3/02	3/03	3/04	3/05	3/06	3/07

Adaptec, Inc.	100.00	45.10	65.52	35.83	41.36	28.95
NASDAQ Composite	100.00	72.11	109.76	111.26	132.74	139.65
NASDAQ Computer & Data Processing	100.00	76.72	96.82	104.03	122.64	133.49

ADAPTEC HAS REWARDED EXECUTIVE OFFICERS WITH EXCESSIVE COMPENSATION PACKAGES AND RETENTION BONUSES DESPITE THE COMPANY’S POOR PERFORMANCE

                According to Morgan Keegan analyst Brian Freed in his May 11, 2007 research report, “the recent pay packages disclosed for recent hires seem excessive in light of the recent failure of management to successfully deliver.  Furthermore, while we had believed management was of character such that they would not plunder the company for personal gain, the recent title and pay packages bestowed on members of the executive management team lead us to question our prior assessment.”We also do not believe the recently announced retention agreements for certain of the Company’s executive officers are justified by the Company’s performance

                We also do not believe the retention agreements approved by the Adaptec Board on August 14, 2007 for certain of the Company’s executive officers are justified by the Company’s poor performance. The retention agreements provide that the executive officer will receive a retention bonus equal to six months of his base salary, with two months of the bonus to be paid on November 23, 2007 and the remaining four months of the bonus to be paid on February 29, 2008. This retention bonus is in addition to any payment the executive officer is eligible to receive under the Adaptec Incentive Plan or any severance benefits he is entitled to receive under his employment agreement.
.

The Company also maintains lucrative severance and “change of control” arrangements with certain of its executive officers. There are provisions in the executive officers' employment agreements that allow them to receive severance benefits following termination of their employment by the Company for "Good Reason.” Upon such termination, the executive officer would be entitled to (1) his unpaid salary and unused vacation benefits he has accrued prior to the date of his termination; (2) a one-time payment equal to one year of base salary, plus an additional week of base salary for each year of service beyond three years of service; (3) outplacement services in an amount not to exceed $10,000; and (4) coverage for the executive officer and his dependents under Adaptec's health, vision and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget and Reconciliation Act ("COBRA") for the one-year period following the termination of his employment. Additionally, upon certain “change of control” provisions being triggered, the executive officer would be entitled to (a) a one-time payment equal to one and one-half times his then-current annual base salary, (b) his then-current targeted bonus payout, (c) COBRA benefits for one year, (d) outplacement services not to exceed $10,000 and (e) accelerated vesting of his stock options as provided for under the 2004 Equity Incentive Plan.

In addition we were surprised to see Mr. Sundaresh receive subsequent salary increases on November 14, 2005 and January 26, 2006, respectively, despite the Company's poor operating performance. In fact since September 21, 2005, his salary has increased from $375,000 to $450,000. In the same two-year period, the Company's net revenues have declined by almost $150 million. Based on the Company's proxy statement, Mr. Sundaresh would be entitled to a change in control payment equal to $________, assuming any of the number of “change of control” conditions are triggered.

We believe that executive compensation should be linked to value delivered to stockholders and that a public company's compensation programs should be designed to provide a correlation between the financial success of management and the stockholders. We see no correlation between Adaptec's poor financial performance and Mr. Sundaresh's compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Adaptec Board is currently composed of eight directors whose terms expire at the Annual Meeting. We expect that the Adaptec Board will nominate these incumbent directors for re-election at the Annual Meeting. For the reasons stated above, we are seeking your support at the Annual Meeting to elect the Nominees in opposition to Adaptec’s director nominees.

We believe that Adaptec’s current Share price does not reflect the true value of the Common Stock, and we do not believe the current management team and the Adaptec Board have the ability, nor should be trusted, to successfully restructure the Company in order to maximize stockholder value.

We believe the election of the Nominees represents the best means for stockholders to have the ability to maximize the present value of their Shares.  If elected, the Nominees will, subject to their fiduciary duties, explore all available alternatives to maximize stockholder value.

We wish to provide the stockholders, the true owners of Adaptec, with the opportunity to elect directors that are unaffiliated with the existing Adaptec Board.  If all are elected, the Nominees will constitute a majority of the current eight-member Adaptec Board.  Your vote to elect the Nominees does not constitute a vote in favor of our value-enhancing plans.  Your vote to elect the Nominees will have the legal effect of replacing five incumbent directors with our Nominees.

THE NOMINEES

We have nominated a slate of highly qualified nominees who we believe possess the expertise necessary to work to restore and enhance stockholder value. The Nominees are independent of the Company in accordance with SEC and Nasdaq Stock Market rules on board independence and are committed to exploring all alternatives to increase stockholder value. If elected, the Nominees are committed to acting in the best interest of Adaptec’s stockholders and will pursue their efforts diligently and promptly. The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  This information has been furnished to Steel Partners by the Nominees.  The Nominees are citizens of the United States of America.

Jack L. Howard (age 45) has served as Vice Chairman of Steel Partners, Ltd. (“SPL”), a management and advisory company that provides management services to Steel Partners and its affiliates, since December 2003.  He has been a registered principal of Mutual Securities, Inc., a registered broker-dealer, since 1989.  He has served as a director of WHX Corporation (“WHX”), a holding company, since July 2005.  Mr. Howard has served as Chairman of the Board of WebFinancial Corporation (“WebFinancial”), a consumer and commercial lender, since June 2005, as a director of WebFinancial since 1996, and as its Vice President since 1997.  From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of WebFinancial.  He has been a director of CoSine Communications, Inc., a global telecommunications equipment supplier, since July 2005.  The business address of Mr. Howard is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Mr. Howard does not beneficially own, and has not purchased or sold during the past two years, any securities of Adaptec.

John J. Quicke (age 58) has served as an Operating Partner of SPL since September 2005.  Mr. Quicke has served as Chairman of the Board of NOVT since April 2006 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006.  He has served as a director of WHX since July 2005, as a Vice President since October 2005 and as President and Chief Executive Officer of its Bairnco Corporation subsidiary since April 2007.  Mr. Quicke currently serves as a director of Angelica Corporation, a leading provider of healthcare linen management services.  He served as a director, President and Chief Operating Officer of Sequa Corporation (“Sequa”), a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005.  As Vice Chairman and Executive Officer of Sequa, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.  From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities.  The business address of Mr. Quicke is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Mr. Quicke does not beneficially own, and has not purchased or sold during the past two years, any securities of Adaptec.

John Mutch (Age 50) is the founder and a managing partner of MV Advisors, LLC. In March 2003, Mr. Mutch was appointed to the Board of Directors of Peregrine Systems (NASD:PRGN.PK) (“Peregrine”), a global enterprise software provider, to assist Peregrine and its management in development of a plan of reorganization, which ultimately led to Peregrine’s emergence from bankruptcy.  From August 2003 to December 2005, Mr. Mutch served as President and Chief Executive Officer of Peregrine, during which time he restructured and stabilized its business operations and led Peregrine through its acquisition by Hewlett-Packard. From December 1999 through August 2002, Mr. Mutch was the Chief Executive Officer of HNC Software, Inc. (NASD:HNCS) (“HNC”), an enterprise analytics software provider. He also served as President of HNC from May 2001 through August 2002. Mr. Mutch joined HNC in 1997, and from 1997 to 1999 served in various other senior executive positions, including Vice President, Marketing and President of HNC Insurance Solutions. In 1994, Mr. Mutch founded MVenture Holdings, Inc., a private equity fund that invests in public and private technology companies, which became Mventure Holdings LLC in 2002. From December 1986 to June 1994, Mr. Mutch held a variety of executive sales and marketing positions with Microsoft Corporation, including director of organization marketing. Mr. Mutch is currently a director of Phoenix Technologies Ltd., a manufacturer and provider of core systems software applications and platforms, and EDGAR Online, Inc., a provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.  Mr. Mutch served on the Board of Directors of Brio Software (NASD:BRIO), a developer of software products, from 2002 to 2003.  Mr. Mutch holds a B.S. from Cornell University and an M.B.A. from the University of Chicago.  The principal business address of Mr. Mutch is c/o MV Advisors, LLC, 420 Stevens Avenue, Suite 270, Solana Beach, CA 92075.   Mr. Mutch does not beneficially own, and has not purchased or sold during the past two years, any securities of Adaptec.

Howard M. Leitner (age 66) served as Senior Vice President, Finance of Sequa from November 1999 to January 2006.  From 1980 to 1999, he served in various capacities including President and Chief Financial Officer of Chock Full O’ Nuts Corporation, a marketer of coffee.  From 1977 to 1980, Mr. Leitner was a Senior Audit Manager with the accounting firm of Ernst & Young.  From 1963 to 1977, he was an accountant with SD Leidesdorf & Co., an accounting firm that was acquired by Ernst & Young.  Mr. Leitner is presently retired from active employment.  His principal address is 78335 Griffin Drive, Palm Desert, California 92211.  Mr. Leitner does not beneficially own, and has not purchased or sold during the past two years, any securities of Adaptec.

Anthony Bergamo (age 60) has served in a variety of capacities with Milstein Hotel Group, a hotel operator, since April 1996, most recently as Managing Director.  He has also served as the Chief Executive Officer of Niagara Falls Redevelopment, Ltd., a real estate development company, since August 1998.  He has held various positions with MB Real Estate, a property management company based in New York City and Chicago, since April 1996, including the position of Vice Chairman since May 2003.  Mr. Bergamo served as a director from 2002 to 2006 of Lone Star Steakhouse & Saloon, Inc., an owner and operator of restaurants, where he served as the Chair of the Audit Committee.  He has also been a director since 1995, a Trustee since 1986 and currently is Chairman of the Audit Committee, and a member of the Executive and Nominating Committees of Dime Community Bancorp.  Mr. Bergamo is also the Founder and Chairman of the Federal Law Enforcement Foundation, a foundation that provides economic assistance to both federal and local law enforcement officers suffering from serious illness and to communities recovering from natural disasters, and has served as its Chairman since 1988.  The business address of Mr. Bergamo is c/o MB Real Estate, 335 Madison Avenue, 14th Floor, New York, New York 10017.  Mr. Bergamo does not beneficially own, and has not purchased or sold during the past two years, any securities of Adaptec.

The Nominees will not receive any compensation from Steel Partners for their services as directors of Adaptec. Other than as stated herein, there are no arrangements or understandings between Steel Partners and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of Adaptec if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to Adaptec or any of its subsidiaries or has a material interest adverse to Adaptec or any of its subsidiaries in any material pending legal proceedings.

Steel Partners does not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees.  In addition, Steel Partners reserves the right to nominate substitute persons if Adaptec makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  Steel Partners reserves the right to nominate additional persons if the Company increases the size of the Adaptec Board above its existing size.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Steel Partners that any attempt to increase the size of the current Adaptec Board constitutes an unlawful manipulation of Adaptec’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company’s Audit Committee engaged PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.  The Company is asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s fiscal year ending March 31, 2008.

We do not object to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the Company’s fiscal year ending March 31, 2008.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, Steel Partners believes that the only outstanding classes of securities of Adaptec entitled to vote at the Annual Meeting are the shares of Common Stock.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Adaptec Board, FOR the candidates who have been nominated by the Company other than _________, _________, _________, ________ and ________, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s fiscal year ending March 31, 2008 and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to Adaptec’s proxy statement for the Annual Meeting, the Adaptec Board intends to nominate eight candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect not only our Nominees, but also the candidates who have been nominated by the Company other than _________, _________, _________, ________ and ________.  This gives stockholders who wish to vote for our Nominees and such other persons the ability to do so.  Under applicable proxy rules we are required either to solicit proxies only for our Nominees, which could result in limiting the ability of stockholders to fully exercise their voting rights with respect to Adaptec’s nominees, or to solicit for our Nominees and for fewer than all of the Company’s nominees, which enables a stockholder who desires to vote for our Nominees to also vote for those of the Company’s nominees for whom we are soliciting proxies.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

QUORUM

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies.  A quorum consists of a majority of the Shares issued and outstanding on the Record Date.  All Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” (or “WITHHOLD” in the case of election of directors) on any matter will count for purposes of establishing a quorum and will be treated as Shares entitled to vote at the Annual Meeting (the “Votes Present”).

VOTES REQUIRED FOR APPROVAL

Election of Directors.  A plurality of the total votes cast by holders of the Shares for the Nominees is required for the election of directors and the eight nominees who receive the most votes will be elected (assuming a quorum is present). A vote to “WITHHOLD” for any nominee for director will be counted for purposes of determining the Votes Present, but will have no other effect on the outcome of the vote on the election of directors.  Stockholders do not have the right to cumulate their votes in the election of directors.

Ratification of Appointment of PricewaterhouseCoopers LLP.  The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the Annual Meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP.

ABSTENTIONS

Abstentions will count as Votes Present for the purpose of determining whether a quorum is present.  Abstentions will not be counted as votes cast in the election of directors.  Abstentions will have the effect of a vote against the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Stockholders of Adaptec may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Steel Partners in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to Adaptec at 691 S. Milpitas Blvd., Milpitas, California 95035 or any other address provided by Adaptec.  Although a revocation is effective if delivered to Adaptec, Steel Partners requests that either the original or photostatic copies of all revocations be mailed to Steel Partners in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that Steel Partners will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, MacKenzie Partners, Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE ADAPTEC BOARD OR FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Steel Partners.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Steel Partners has entered into an agreement with MacKenzie Partners, Inc. for solicitation and advisory services in connection with this solicitation, for MacKenzie Partners, Inc. will receive a fee not to exceed $____.00, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Steel Partners has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Steel Partners will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that MacKenzie Partners, Inc. will employ approximately [25] persons to solicit Adaptec’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Steel Partners pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below).  Costs of this solicitation of proxies are currently estimated to be approximately $_______.  Steel Partners estimates that through the date hereof, its expenses in connection with this solicitation are approximately $_______.

OTHER PARTICIPANT INFORMATION

Each member of the Group is a participant in this solicitation.  Warren G. Lichtenstein is Chairman of the Board, Secretary and the Managing Member of Partners LLC, a Delaware limited liability company.  Partners LLC is the general partner of Steel Partners.  The principal business of Mr. Lichtenstein, Partners LLC and Steel Partners is investing in the securities of companies.  The principal business address of Mr. Lichtenstein, Partners LLC and Steel Partners is 590 Madison Avenue, 32nd Floor, New York, New York 10022.  As of the date hereof, Steel Partners is the beneficial owner of [______] Shares.  As the general partner of Steel Partners, Partners LLC may be deemed to beneficially own the [_______] Shares of Adaptec owned by Steel Partners.  Mr. Lichtenstein may be deemed to beneficially own the [_______] Shares of Adaptec owned by Steel Partners by virtue of his positions with Partners LLC.  For information regarding purchases and sales of securities of Adaptec during the past two years by Steel Partners, see Schedule I.

On June 25, 2007, the members of the Group entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Adaptec, (ii) the parties agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by Steel Partners, to the Adaptec Board at the Annual Meeting (the “Solicitation”), and (iii) Steel Partners agreed to bear all expenses incurred in connection with the Group’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.  Steel Partners intends to seek reimbursement from Adaptec of all expenses it incurs in connection with the Solicitation.  Steel Partners does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Adaptec; (iii) no participant in this solicitation owns any securities of Adaptec which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Adaptec during the past two years; (v) no part of the purchase price or market value of the securities of Adaptec owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Adaptec, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Adaptec; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Adaptec; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Adaptec’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Adaptec or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Adaptec or its affiliates, or with respect to any future transactions to which Adaptec or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Matters

Other than those discussed above, Steel Partners is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Steel Partners is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Stockholder Proposals

Any proposal of a stockholder intended to be presented for consideration at Adaptec’s 2008 annual meeting of stockholders must comply with the proxy rules promulgated by the SEC and the Bylaws. Stockholders wishing to present a proposal at the Company’s 2008 annual meeting of stockholders must submit such proposal to the Company by [_____] if they wish for it to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. In addition, under the Bylaws, a stockholder wishing to nominate a person to the Adaptec Board at the 2008 annual meeting of stockholders (but not include such nomination in the Company’s proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the Company’s proxy statement) at the 2008 annual meeting of stockholders, must submit the required information to the Company by [________].

The information set forth above regarding the procedures for submitting stockholder nominations and proposals for consideration at Adaptec’s 2008 annual meeting of stockholders is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by us that such procedures are legal, valid or binding.

Incorporation by Reference

Steel Partners has omitted from this Proxy Statement certain disclosure required by applicable law that is expected to be included in the Company’s proxy statement relating to the Annual Meeting.  This disclosure is expected to include, among other things, current biographical information on Adaptec’s current directors, information concerning executive compensation, and other important information.  Although we do not have any knowledge indicating that any statement made by Steel Partners herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by Adaptec to disclose events that may affect the significance or accuracy of such information.  See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of Adaptec.

The information concerning Adaptec contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

STEEL PARTNERS II, L.P.

_______, 2007

SCHEDULE I

TRANSACTIONS IN SECURITIES OF ADAPTEC
DURING THE PAST TWO YEARS

Class of Security	Quantity Purchased	Price Per Share ($)	Date of Purchase

Steel Partners II, L.P.
Common Stock	450,900	3.6292	02/09/07
Common Stock	132,308	3.6532	02/12/07
Common Stock	627,460	3.6872	02/13/07
Common Stock	428,000	3.6849	02/14/07
Common Stock	200,000	3.6788	02/14/07
Common Stock	660,700	3.6825	02/15/07
Common Stock	108,300	3.6641	02/16/07
Common Stock	700,743	3.6828	02/20/07
Common Stock	17,500	3.6700	02/20/07
Common Stock	812,080	3.6989	02/21/07
Common Stock	143,000	3.7200	02/22/07
Common Stock	259,574	3.7711	02/26/07
Common Stock	821,338	3.7065	02/27/07
Common Stock	760,121	3.6580	02/28/07
Common Stock	3,527,762	3.6393	03/01/07
Common Stock	1,600,000	3.6281	03/02/07
Common Stock	122,400	3.4700	03/05/07
Common Stock	47,700	3.5472	03/06/07
Common Stock	385,800	3.6316	03/07/07
Common Stock	554,501	3.6918	03/08/07
Common Stock	357,400	3.6977	03/09/07
Common Stock	574,928	3.7110	05/22/07
Common Stock	317,876	3.7912	05/23/07
Common Stock	55,528	3.7500	05/24/07
Common Stock	974,148	3.8198	05/25/07
Common Stock	366,130	3.8776	05/29/07
Common Stock	374,855	4.0306	05/30/07
Common Stock	462,489	4.0588	05/31/07
Common Stock	164,104	4.0700	06/01/07
Common Stock	372,355	4.0730	06/04/07
Common Stock	15,124	3.5113	08/01/07
Common Stock	141,715	3.6401	08/02/07
Common Stock	198,200	3.6197	08/03/07
Common Stock	60,000	3.5571	08/06/07
Common Stock	153,348	3.6418	08/07/07
Common Stock	454,957	3.6197	08/08/07
Common Stock	10,137	3.6000	08/09/07
Common Stock	412,327	3.5429	08/10/07

SCHEDULE II

The following table is reprinted from Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on July 27, 2007

Name of Beneficial Owner (1)	Number of Shares (1)	Percentage of Shares Outstanding

Directors and Executive Officers:
Jon S. Castor	24,375	0.02%
Joseph S. Kennedy	121,250	0.10%
Robert J. Loarie(2)	198,854	0.17%
D. Scott Mercer	138,750	0.12%
Judith M. O'Brien	24,375	0.02%
Charles J. Robel	18,750	0.02%
Douglas E. Van Houweling	121,250	0.10%
Subramanian "Sundi" Sundaresh	428,563	0.36%
Russell Johnson	168,500	0.14%
Manoj Goyal	72,687	0.06%
Marcus D. Lowe	187,430	0.16%
Christopher G. O'Meara	180,175	0.15%
Directors and all Executive Officers as a Group (14 Persons)	1,684,959	1.42%

5% Stockholders:
Steel Partners II, L.P. (3)	16,380,000	13.77%
Wellington Management Company, LLP (4)	9,410,200	7.91%
Dimensional Advisors, L.P. (5)	8,419,357	7.08%

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after June 29, 2007 (August 28, 2007):

Jon S. Castor	8,125
Joseph S. Kennedy	115,000
Robert J. Loarie	145,000
D. Scott Mercer	132,500
Judith M. O'Brien	8,125
Charles J. Robel	12,500
Douglas E. Van Houweling	115,000
Subramanian "Sundi" Sundaresh	322,499
Russell Johnson	148,953
Manoj Goyal	54,687
Marcus D. Lowe	149,166
Christopher G. O'Meara	133,750
Directors and executive officers as group	1,345,305

(2)	Includes 53,854 shares held in the name of a trust for the benefit of Mr. Loarie and his family.
(3)	Based solely upon the Amendment No. 2 to the Schedule 13D filed by Steel Partners with the SEC on June 25, 2007
(4)
Wellington Management Company, LLP ("Wellington") reported that it has shared voting power over 4,722,600 shares and shared dispositive power with respect to all of the shares. All of the shares are owned of record by clients of Wellington. Wellington's address is 75 State Street, Boston, Massachusetts 02109. All information regarding Wellington is based solely upon the Amendment No. 1 to Schedule 13G filed by it with the SEC on February 14, 2007.

(5)
Dimensional Fund Advisors, L.P. ("Dimensional") reported that it has sole voting power and dispositive power with respect to all of the shares. All of the shares are owned of record by clients of Dimensional. Dimensional's address is 1299 Ocean Avenue, Santa Monica, California 90401. All information regarding Dimensional is based solely upon the Schedule 13G filed by it with the SEC on February 9, 2007.

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give Steel Partners your proxy FOR the election of Steel Partners’ Nominees by taking three steps:

•	SIGNING the enclosed GOLD proxy card,

•	DATING the enclosed GOLD proxy card, and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below.

MacKenzie Partners, Inc.

105 Madison Avenue
New York, NY 10016

Call Toll-Free: l-800-322-2885
E-Mail: proxy@MacKenziepartners.com

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED AUGUST 24, 2007

GOLD PROXY CARD

ADAPTEC, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STEEL PARTNERS II, L.P.
THE BOARD OF DIRECTORS OF ADAPTEC, INC.

IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints ___________ and _________, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of Adaptec, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company scheduled to be held on ________, ______ __, 2007, at __:___ __.M. (local time), at _________________,  and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Steel Partners II, L.P. (“Steel”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

STEEL RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

☒  Please mark vote as in this example

1.  APPROVAL OF STEEL’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Jack L. Howard John J. Quicke John Mutch Howard M. Leitner Anthony Bergamo	☐	☐	☐

STEEL INTENDS TO USE THIS PROXY TO VOTE (I) “FOR” MESSRS. HOWARD, QUICKE, MUTCH, LEITNER AND BERGAMO AND (II) “FOR” THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS DIRECTORS OTHER THAN __________, __________, __________, __________, AND __________ FOR WHOM STEEL IS NOT SEEKING AUTHORITY TO VOTE FOR AND WILL NOT EXERCISE ANY SUCH AUTHORITY.  THE NAMES, BACKGROUNDS AND QUALIFICATIONS OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY, AND OTHER INFORMATION ABOUT THEM, CAN BE FOUND IN THE COMPANY’S PROXY STATEMENT.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF STEEL’S NOMINEES ARE ELECTED.

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR STEEL NOMINEE, MARK THE “FOR ALL NOMINEES EXCEPT” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED FOR THE REMAINING STEEL NOMINEE(S).  YOU MAY ALSO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE ADDITIONAL CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY BY WRITING THE NAME OF THE NOMINEE(S) BELOW.

_______________________________________________________________

2.  APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY’S FISCAL YEAR ENDING MARCH 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN  SHARES ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH SIGN.  EXECUTORS,  ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.